Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 22, 2016, except for the revision to the 2015 consolidated financial statements described in Note 2, as to which the date is June 17, 2016, and the reverse stock split described in Note 2, as to which the date is September 2, 2016, relating to the financial statements of The Trade Desk, Inc. which appears in the Prospectus dated September 20, 2016 filed by The Trade Desk, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-213241). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

September 20, 2016